Exhibit 99.1

Independence Realty Trust, Inc. Announces Transfer to NYSE

PHILADELPHIA – (BUSINESS WIRE) – July, 20, 2017 – Independence Realty Trust, Inc. (NYSE MKT : IRT) (“IRT”) today announced that it intends to transfer the listing of its common stock to the New York Stock Exchange (“NYSE”) from the NYSE MKT. The Company’s common stock, which will continue to trade under the ticker symbol “IRT”, is expected to commence trading on the NYSE effective July 31, 2017. The stock will continue to trade on the NYSE MKT until the transfer is complete. The transfer is expected to be seamless for the Company’s investors and shareholders.

“IRT’s transfer to the NYSE marks a significant milestone in our company’s evolution,” said Scott Schaeffer, Chairman and CEO of IRT. “By listing our shares on one of the world’s most prestigious exchanges, we intend to reach more investors, increase liquidity and raise visibility, ultimately enhancing value for our shareholders.”

About Independence Realty Trust, Inc.

Independence Realty Trust (NYSE MKT: IRT) is a real estate investment trust that owns and operates 46 multifamily apartment properties, totaling 12,812 units, across non-gateway U.S. markets, including Louisville, Memphis, Atlanta and Raleigh.  IRT’s investment strategy is focused on gaining scale within key amenity rich submarkets that offer good school districts, high-quality retail and major employment centers.  IRT aims to provide stockholders attractive risk-adjusted returns through diligent portfolio management, strong operational performance, and a consistent return of capital through distributions and capital appreciation.

Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “will,” “strategy,” “expects,” “seeks,” “believes,” “potential,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These forward-looking statements are based upon the current beliefs and expectations of IRT’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally not within IRT’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These risks, uncertainties and contingencies include, but are not limited to, how IRT will use the net cash proceeds of the sale, whether and how IRT will be able to implement its strategy to sell properties, the ultimate accounting treatment of the property sale and those disclosed in IRT’s filings with the Securities and Exchange Commission. IRT undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as may be required by law.

Corporate Headquarters
Two Liberty Place
50 S. 16th Street, Suite 3575
Philadelphia, PA 19102
267-270-4800

Independence Realty Trust, Inc. Contacts
Ted McHugh and Lauren Tarola

Edelman Financial Communications & Capital Markets
Phone: 212-277-4322
Email: IRT@edelman.com

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